Exhibit 2
Termination Agreement
This Termination Agreement, effective as of April 26, 2011 (this “Termination Agreement”), is entered into by and among Mr. Alexander Otto (“Otto”), the undersigned assignees of Otto (collectively, the “Otto Investors” and together with Otto, the “Purchasers”) and the undersigned shareholders of Developers Diversified Realty Corporation (the “Company”) (in his or her individual capacity, each a “Shareholder” and collectively, the “Shareholders”).
WHEREAS, on February 23, 2009, Otto and the Company entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”), which provides for the purchase and sale of up to 30,000,000 shares of Company Common Stock, and for a grant of warrants to purchase 10,000,000 shares of Company Common Stock;
WHEREAS, Otto assigned portions of his rights to purchase shares of Company Common Stock under the Stock Purchase Agreement to the Otto Investors;
WHEREAS, as an inducement to enter into the Stock Purchase Agreement, and as one of the conditions to the consummation of the transactions contemplated by the Stock Purchase Agreement, on May 11, 2009, Otto and the Company entered into an Investor Rights Agreement (the “Investor Rights Agreement”), which provides for Purchasers’ rights to nominate up to two individuals for representation on the Company’s Board of Directors;
WHEREAS, on May 11, 2009, Otto and the Shareholders entered into a Shareholder Voting Agreement (the “Agreement”), which provides that the Shareholders agree to vote their Common Shares in favor of the Purchasers’ nominees to the Company’s Board of Directors at every annual meeting of the Company’s shareholders relating to the election of members of the Company’s Board of Directors;
WHEREAS, the parties wish to terminate their rights and obligations under the Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and provisions herein set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, upon the terms and subject to the conditions contained herein, hereby agree as follows:
1. The Agreement is hereby terminated, effective as of the date hereof, and none of the parties thereto will have any rights or obligations thereunder. This Termination Agreement supercedes any other oral or written agreements between the parties regarding the subject matter hereof.
2. This Termination Agreement may be executed in any number of counterparts, each of which is deemed to be an original, but all of which together constitute one and the same instrument.
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IN WITNESS WHEREOF, the parties have executed or caused this Termination Agreement to be executed as of the day and year first above written.

MR. ALEXANDER OTTO

/s/ KG CURA Vermögensverwaltung G.m.b.H. & Co., by power of attorney

By:	Dr. Thomas Finne and Henning Eggers
For:	Alexander Otto

OTTO INVESTORS

/s/ KG CURA Vermögensverwaltung G.m.b.H. & Co., by power of attorney

By:	Dr. Thomas Finne and Henning Eggers
For:	Katharina Otto-Bernstein

/s/ KG CURA Vermögensverwaltung G.m.b.H. & Co., by power of attorney

By:	Dr. Thomas Finne and Henning Eggers
For:	Dr. Michael Otto

/s/ KG CURA Vermögensverwaltung G.m.b.H. & Co., by power of attorney

By:	Dr. Thomas Finne and Henning Eggers
For:	Janina Vater

SHAREHOLDERS

/s/ Scott A. Wolstein

Scott A. Wolstein

/s/ Iris S. Wolstein

Iris S. Wolstein